Exhibit 10.5

* CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

ADTRAN HOLDINGS, INC.

T. STANTON RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) sets forth the specified terms of ADTRAN Holdings, Inc.’s grant of the number of Restricted Stock Units (“RSU”) as is set forth in the Morgan Stanley StockPlan Connect (the “Portal”) to the applicable grantee named in the Portal (the “Participant”) pursuant to the ADTRAN Holdings, Inc. 2024 Employee Stock Incentive Plan (the “Plan”) as of the date of grant set forth in the Portal. Unless otherwise specified, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

1.
Satisfaction of Vesting Conditions:
a.
General. Each RSU shall represent the right to receive one share of Common Stock of the Company, subject to the terms and conditions set forth in this Agreement and the Plan. The RSUs shall become vested and nonforfeitable according to the following schedule, measured from the date of grant, assuming the Participant remains in continuous employment with the Company on the applicable date:

Anniversary of the date of grant:	Vested percentage:
One-year anniversary	25%
Two-year anniversary	25%
Three-year anniversary	25%
Four-year anniversary	25%

Under the above schedule, before the one-year anniversary, no part of the Award is vested or nonforteitable.

b.
Separation from Service. The Participant is a party to that certain Employment Agreement, dated July 13, 2022, by and between Thomas R. Stanton, ADTRAN, Inc., and the Company, as amended (the “Employment Agreement”). In the event that the Participant incurs a Separation from Service, the treatment of any unvested RSUs shall be governed by the Employment Agreement. In the event that the vesting of any RSUs is accelerated upon the Participant’s Separation from Service, one share of the Company’s Common Stock shall be issued to the Participant for every vested RSU as soon as administratively practicable following such Separation from Service.
c.
Change of Control. In the event of a Separation from Service following a Change of Control, the treatment of the RSUs shall be governed by the Employment Agreement. The RSUs granted herein shall not vest upon a Change of Control in the absence of a Separation from Service except as may be approved by the Committee.
2.
Settlement of the RSUs: One share of the Company’s Common Stock shall be issued to the Participant for every RSU that becomes vested pursuant to the schedule above. The Company will issue shares of Common Stock to the Participant as soon as administratively practicable following the date the applicable portion of the RSUs have become vested; provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the issuance thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code.

Except as specifically set forth herein, as specified by the terms of the Employment Agreement, or as approved by the Committee, the unvested portion of the RSUs shall be forfeited in the event the Participant incurs a Separation from Service for any reason.

3.
Designation of Beneficiary: The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name:

Beneficiary Name:

Address:

Relationship:

□Check this box to apply the above beneficiary designation to all prior grants.

To complete this beneficiary designation, this Agreement should be printed out, the information above should then be completed, and the Agreement should then be emailed to Human Resources at [***]. The Participant may modify this beneficiary designation by submitting the change in writing to the Company. Beneficiary designations are not effective until received by the Company. If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

4.
Miscellaneous: The RSUs are granted pursuant to and are subject to the terms of the Plan. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The Award’s date of grant is deemed to be the date that such Award is approved by the Committee, which date is reflected in the Portal. The Participant is deemed to have accepted this Award unless he or she expressly elects to reject the Award by notifying Human Resources within 30 days of receiving a notice in the portal that the Award has been granted. In the event of any conflict between the terms of this Agreement and the terms of the Employment Agreement with respect to the impact of a Separation from Service on this Award, the terms of the Employment Agreement shall control. Furthermore, the Employment Agreement shall be considered part of this Agreement (and therefore an Award Agreement) for purposes of the Plan and shall be considered approved by the Committee for purposes of the Plan. Neither this Award nor any terms contained in this Agreement shall (i) confer upon the Participant any express or implied right to be retained in the employment or service of the Company or any affiliate for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Participant’s employment or service at any time with or without Cause or (ii) entitle the Participant to receive any future equity awards from the Company. Finally, the Participant will have no rights as a stockholder with respect to any shares of Common Stock underlying the Performance Shares unless and until shares are issued and delivered in accordance with Section 2.

If there are any questions regarding this Agreement or the RSUs, please refer to the Plan or contact Human Resources at [***].

ADTRAN HOLDINGS, INC.

By: [Name of Officer] Title: [Title of Officer]

PARTICIPANT

Name: